Exhibit 10.14

EMPLOYMENT AGREEMENT

between

Aker MH AS

Org. 942 524 544

(the “Company”)

and

Pål Skogerbø

(the Senior Vice President, Global Products)

1.	Type of Position, Reporting, Place of Work, Offices etc.

1.1.	The Senior Vice President, Global Products shall be employed in the Company from a date to be agreed.

This agreement replaces the Senior Vice President, Global Products previous employment agreement with Aker Solutions.

1.2.

The Senior Vice President, Global Products shall be employed as Senior Vice President, Global Products in Drilling Technologies in Aker Solutions. The Senior Vice President, Global Products shall report directly to the Executive Vice President of Drilling Technologies in Aker Solutions, and attend to his responsibilities as directed by the holder of said position. The Board of Directors and/or the Management may prepare instructions and guidelines which the Senior Vice President, Global Products will be obligated to adhere to. For the time being the main place of work is Kristiansand.

1.3.

The Company is engaged in market and product areas that are undergoing continuous development. This may necessitate changes to the Company that may require flexibility on the part of the Senior Vice President, Global Products. The Company shall discuss with the Senior Vice President, Global Products prior to any such changes.

1.4.	The Senior Vice President, Global Products cannot accept any external directorship or other offices without the consent of the person to whom the Senior Vice President, Global Products reports.

1.5.

The Senior Vice President, Global Products is obligated to inform his manager of any ownership in or commercial relationship with any enterprise that Aker Solutions does or plans to do business with. The Executive Vice President may require the Senior Vice President, Global Products to annually report any ownership in other companies.

2.	Working Hours

2.1.

The position is a full-time position that lays claim to the full working capacity and attention of the Senior Vice President, Global Products. The Senior Vice President, Global Products cannot hold any other position without the written consent of the person to whom the senior Vice President, Global Products reports.

2.2.

Working hours shall conform to the requirements of the Working Environment Act. No extra compensation is paid in respect of any overtime work required, cf. Section 10—12 of the Working Environment Act. Work beyond regular office must be expected.

3.	Salary and Other Benefits

3.1.	The Company shall pay the Senior Vice President, Global Products a fixed annual salary of NOK 1,550,000.

3.2.

The salary shall be paid on the 20th day of each month, in instalments of 1/12 of the annual amount. No salary is paid during holiday periods. Instead, a holiday allowance pursuant to the provisions of the Holidays Act is paid during holiday absence.

If an error has occurred in payment of salary for the pay period, the employee is obligated to notify the employer immediately. In accordance with § 14-15 of the Employee Protection Act, any overpayment of salary may be withheld from salary or other allowances.

3.3.	Salary shall be reviewed on an annual basis currently as of 1 July. The initial adjustment shall take place with effect from 1st July 2013.

3.4.

The Company shall during illness pay the full salary of the Senior Vice President, Global Products for a period not exceeding 52 weeks, however, maximum payment cannot exceed 78 weeks during the last 3 years.

3.5.	The position falls within the scope of the incentive scheme adopted by the Company at any given time for this position.

3.6.

The Company will cover all the expenses of equipment/facilities required to fulfil certain defined needs. For the time being this extends to expenses in respect of a mobil telephone. Such arrangement may be altered by the Company with immediate, but not retroactive, effect.

4.	Pensions and Insurance

The Senior Vice President, Global Products is a member of the pension and insurance scheme adopted by the Company at any given time for its employees. The pension scheme may be altered by the Company, though without affecting accrued entitlements. The ordinary retirement age is 67 years.

5.	Holidays

5.1.

The Senior Vice President, Global Products shall be entitled to holiday leave and holiday allowance in accordance with the Holidays Act. Holidays shall be taken in accordance with the provisions of the said Act, and shall in each individual case be determined in agreement with the person to whom the Senior Vice President, Global Products reports.

5.2.

It has been determined by the Company on an administrative basis that total annual holiday leave/holiday allowance (based on the accrual of full holiday entitlements) for the time being shall be the equivalent of 5 weeks.

6.	Confidentiality

6.1.

The Senior Vice President, Global Products shall at all times and in all respects protect the interests of Aker Solutions, and shall keep secret all that relates to the activities of Aker Solutions, including marketing plans and all other trade secrets.

6.2.

The Senior Vice President, Global Products is not permitted to utilise confidential information for other use neither during the term of employment nor following the termination of such employment. The Senior Vice President, Global Products shall following the termination of the employment, or upon the request of the Company, return all business documents and all electronically stored information of any nature whatsoever relating to the business operations of Aker Solutions or companies collaborating with Aker Solutions.

The Senior Vice President, Global Products shall at the request of the Company be obligated to issue a written statement confirming that the Senior Vice President, Global Products is not in possession of any form of documentation as mentioned above, nor of any other property belonging to Aker Solutions.

7.	Termination and Dismissal

7.1.

The employment may be terminated by each of the parties based on a mutual notice period of 3 calendar months. § 15-3 of the Working Environment Act applies. Termination shall be notified in writing, and the notice period shall commence on the first day of the month following the issuance of such notice.

7.2.

If the Senior Vice President, Global Products has grossly neglected his obligations as laid down by statute, by this agreement or by applicable policies, the Company shall be entitled to dismiss without notice. In such case all entitlements to salary and fringe benefits shall lapse with immediate effect.

7.3.

The Company shall, in case of termination of the employment; be entitled to allocate other responsibilities to the Senior Vice President, Global Products or order him to resign with immediate effect, provided that salary and other fringe benefits shall be retained for the duration of the notice period.

7.4.

If the Company requests the resignation of the Senior Vice President, Global Products out of concern for the affairs of the Company or Aker Solutions, or there is a mutual understanding between the Company and the Senior Vice President, Global Products to the effect that the employment shall be terminated, the Senior Vice President, Global Products shall be entitled to severance pay corresponding to 3 months regular fixed salary effective from the expiry of the notice period. Such payment is conditional upon the Senior Vice President, Global Products accepting the termination, and Senior Vice President, Global Products neither initiating employment protection proceedings nor making any claims against the Company in connection with the employment or the termination of the employment. Payment of severance pay shall take place monthly in accordance with the regular salary procedures of the Company. Severance pay does not imply the accrual of any holiday allowance or pension entitlements. Any salary or other consideration received by the Senior Vice President, Global Products from any third party by way of compensation for consulting work, other work etc. shall be fully deducted from such severance pay.

8.	Competition Clause

8.1.

The Senior Vice President, Global Products shall during the term of employment—i.e. until the expiry of the agreed notice period, irrespective of whether or not the Senior Vice President, Global Products carries out work for the Company during such notice period, not operate or be otherwise involved in any business competing with the business of the Company, whether as director, employee, advisor, consultant, investor or in any other capacity.

8.2.

The Senior Vice President, Global Products shall during the term of employment and for a period of 6 months from the expiry of the agreed notice period—irrespective of whether or not the Senior Vice President, Global Products carries out work for Aker Solutions during such notice period—not influence or seek to influence any employees or customers with whom the Senior Vice President, Global Products has established contact through their work for Aker Solutions, to resign from the employment or sever their customer relationship with Aker Solutions.

9.	Intellectual Property Rights

Any patent rights (rights to patentable inventions), design rights, copyrights and property rights that arise or may be asserted in connection with the work performance or the outcome of the work performance of the Senior Vice President, Global Products during the term of employment and for one year following the expiry thereof, shall, at no cost, become the property of the Company. This shall apply within the limitations laid down by Sections 7, first paragraph, 9 and 10 of the Act of 17 April 1970 No. 21 on Rights to Inventions Made by Employees.

10.	Miscellaneous

This agreement replaces any and all previous written and oral agreements existing between the Senior Vice President, Global Products and the Company in respect of the employment.

This agreement has been issued in two identical copies, of which the parties keep one copy each.

Kristiansand, 14.02.2014

Aker MH AS

/s/ Roy Dyrseth	/s/ Pål Skogerbø
Roy Dyrseth	Pål Skogerbø
Executive Vice President
Drilling Technologies

/s/ Bjørg Hansen
Bjørg Hansen
Senior Vice President
HR & HSEQ